Exhibit 99.1
For further information contact
Bob Weatherly 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Agrees To Sell
Non-Core Royalty and Mineral Interests for $61.5 Million

Natchez, MS, December 12, 2007– Callon Petroleum Company (NYSE: CPE) announced today that it has signed a Purchase and Sale Agreement providing for the sale of certain non-core, non-operated royalty and mineral interests for $61.5 million. The proposed sale is effective December 1, 2007 and is subject to customary closing adjustments.  The buyer is Indigo Minerals LLC, a private company based in Houston, Texas, and the transaction is expected to close before year end.

These non-operated, onshore royalty and mineral interests represent less than 2% of Callon’s estimated current net proved reserves and are widely dispersed in 15 different states throughout the United States.  Production, net to Callon, from the properties being sold is approximately 420 barrels of oil equivalent per day.

“Although we have owned these properties for many years they have no strategic significance for Callon and favorable market conditions created a unique and attractive opportunity to accelerate the realization of value from these non-core, non-operated interests,” noted Fred Callon, President and CEO.  “Proceeds from the sale will strengthen our balance sheet and provide the company with additional liquidity as we continue the development of our deepwater fields.”

Callon Petroleum Company is engaged in the acquisition, exploration, development and operation of oil and gas properties primarily offshore in the Gulf of Mexico. Over 80% of Callon’s oil and gas reserves are located in the deepwater Gulf of Mexico with approximately 55% consisting of crude oil.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

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